Exhibit 10.1

EXCLUSIVE NEGOTIATION AGREEMENT

This Exclusive Negotiation Agreement (“Agreement”) is made and entered into on September 1, 2023 (the “Effective Date”) by and between Vistagen Therapeutics, Inc., a Nevada corporation, having an address at 343 Allerton Avenue, South San Francisco, California 94080, USA (“Vistagen”), and Fuji Pharma Co., Ltd., a company organized and existing under the laws of Japan and having an address at 5-7 Sanban-cho, Chiyoda-ku, Tokyo 102-0075, Japan (“Fuji Pharma”). Vistagen and Fuji Pharma are sometimes referred to separately as a “Party” and collectively as the “Parties.

RECITALS

WHEREAS, Vistagen and Fuji Pharma wish to negotiate, on an exclusive basis, a definitive strategic development and commercialization agreement with regard to the Product (as defined below) in Japan (“Commercialization Agreement”).

NOW THEREFORE, in consideration of the mutual covenants, representations, and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.         Exclusive Negotiation Right. During the Exclusive Negotiation Period (as defined below), Fuji Pharma has the exclusive right to negotiate with Vistagen the terms of the potential Commercialization Agreement (“Exclusive Negotiation Right”) in accordance with this Agreement.

2.         Commercialization Agreement. If negotiated and signed by the Parties, the Commercialization Agreement will, upon its effective date, grant Fuji Pharma an exclusive license in Japan under Vistagen Technology (as defined below) to develop, use for development or commercialization, promote, sell, offer for sale and/or import for development or commercialization, and use of the Product (“Proposed Transaction”). If it is negotiated and signed, the Commercialization Agreement will include industry-standard provisions that may be agreed to by the Parties.

3.         Product. Product means a pharmaceutical product containing Vistagen’s investigational pherine drug candidate, PH80, as an active ingredient, whether alone or combined with other active ingredients, and indicated for the treatment of vasomotor symptoms (hot flashes) due to menopause, premenstrual disphoric disorder, migraine, and all other human therapeutic uses.

4.         Vistagen Technology. For purposes of this Agreement and the Commercialization Agreement, Vistagen Technology means, to the extent applicable to Japan, the preclinical, clinical study and manufacturing data, know-how, patents, and other intellectual property, and other information owned or controlled by Vistagen that is necessary or reasonably useful for Fuji Pharma to successfully apply for an investigational new drug application (“IND”) in Japan for the Product for any therapeutic indication and to conduct clinical studies. Vistagen will use its best commercial efforts to preserve, protect, and enhance Vistagen Technology in contemplation of a potential transfer of the Vistagen Technology to Fuji Pharma in the event the Parties enter into the Commercialization Agreement.

5.          Payment. Upon the terms and subject to the conditions set forth herein, Vistagen hereby sells, and Fuji Pharma hereby purchases the Exclusive Negotiation Right for One Million Five Hundred Thousand U.S. Dollars (US$1,500,000) (“Purchase Price”). The Purchase Price is due upon Fuji Pharma’s receipt of a confirmation letter from Vistagen stating that a contract development and manufacturing organization has been selected by Vistagen for toxicity studies for the Product (“Payment Event”). The confirmation letter shall be in writing (but not email) and accompany the contemplated timeline for such toxicity studies as agreed upon between Vistagen and such selected contract development and manufacturing organization. The Purchase Price shall be delivered to Vistagen by wire transfer of immediately available funds, net of any taxes or withholdings, no later than fifteen (15) days from the date of the Payment Event. The Purchase Price is not refundable except for the case of a material breach by Vistagen of this Agreement. However, if the Parties negotiate and enter into the Commercialization Agreement, the Purchase Price will be creditable against the signing fee for the Commercialization Agreement.

6.          Exclusive Negotiation Period. The exclusive negotiation period will begin on the date of Payment Event and expire upon the later to occur of (i) fourteen (14) months from the date of Payment Event or (ii) ninety (90) days from the date that the U.S. Food and Drug Administration (“FDA”) accepts an IND for the Product for the treatment of vasomotor symptoms (hot flashes) due to menopause (“Exclusive Negotiation Period”). Neither Party is obligated to enter into the Commercialization Agreement, and if the Parties have not entered into the Commercialization Agreement before the end of the Exclusive Negotiation Period, then either Party may cancel any further negotiations.

7.           [Intentionally Omitted]

8.           Consultations.

(a)         At the written request of Fuji Pharma at any time during the Exclusive Negotiation Period, the Parties will negotiate the Proposed Transaction in good faith and attempt to agree upon the provisions of the Commercialization Agreement.

(b)         During the Exclusive Negotiation Period, Vistagen shall not, and shall not permit any directors, officers, employees, agents, advisors, or representatives (collectively, “Representatives”) of itself or its affiliates to, directly or indirectly, engage in any discussions or negotiations with any third party other than Fuji Pharma, or enter into any agreement (including a letter of intent, memorandum of understanding and the like, whether or not legally binding) with any third party other than the Fuji Pharma, in each case relating to (i) the Proposed Transaction or any similar arrangement or transaction in Japan or (ii) any arrangement or transaction that reasonably would be expected to prevent, impede, delay or otherwise conflict with the Exclusive Negotiation Right or attempts by Fuji Pharma to negotiate and attain the Commercialization Agreement. Without limiting the foregoing, Vistagen shall not sell, license, mortgage, or encumber in any way any rights to Vistagen Technology to the extent applicable to Japan during the Exclusive Negotiation Period.

(c)         During the Exclusive Negotiation Period, Vistagen and Fuji Pharma will consult with each other periodically to evaluate development and commercialization opportunities for the Product and to facilitate obtaining favorable regulatory and prescriber perspectives regarding the Product in Japan.

(d)         For the avoidance of doubt, nothing in this Agreement will prevent Vistagen, in any manner, from discussing, negotiating, or entering into one or more option, collaboration, development, commercialization, or any other kind of agreements for the Product or involving the Vistagen Technology in any territory other than Japan. For the avoidance of doubt, nothing in this Agreement grants any rights to Fuji Pharma under the Vistagen Technology.

9.           Representations.

(a)         Vistagen represents that no agreements between any third party and Vistagen prevent the exercise of the Exclusive Negotiation Right by Fuji Pharma in the manner contemplated by this Agreement.

(b)         Vistagen and Fuji Pharma represent that they have all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by each Party of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions.

(c)         Vistagen represents that it will use its best commercial efforts to submit an IND for the Product for the treatment of vasomotor symptoms (hot flashes) due to menopause; however, Fuji Pharma acknowledges that there is no guarantee that the US FDA will accept such an IND or ultimately approve the Product for marketing.

(d)         Vistagen and Fuji Pharma make no other representations or warranties in connection with this Agreement other than as specified above.

10.          Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR ANY LOSS OF REVENUE OR PROFITS ARISING OUT OF, IN CONNECTION WITH, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF OR IS AWARE THAT SUCH DAMAGES HAVE BEEN OR MAY BE INCURRED.

11.          Miscellaneous.

(a)         Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by, construed, and enforced in accordance with the laws of the State of California as applied to disputes involving parties located entirely within the State and without reference to the State’s conflicts of laws principles.

(b)         Dispute Resolution. All disputes arising out of, or in connection with, this Agreement shall be finally settled by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the rules of the SIAC for the time being in force (the “SIAC Rules”), which rules are deemed to be incorporated by reference into this Section 11(b). Any arbitral tribunal appointed pursuant to this Section 11(b) shall consist of three arbitrators to be appointed in accordance with the SIAC Rules. The place of arbitration shall be Singapore. The language of the arbitration shall be English. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by the other Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(c)         Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

(d)         Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

(e)         Assignability. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign its rights under this Agreement to a successor in connection with a merger, consolidation, spin-off, or sale of all or substantially all of its assets or that portion of its business pertaining to the Product without the prior written consent of the other Party.

(f)         Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by courier or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, CA 94080 USA

Email:

ATTN: Shawn K. Singh, J.D., Chief Executive Officer

Fuji Pharma Co., Ltd.

5-7 Sanban-cho,

Chiyoda-ku, Tokyo 102-0075, Japan

Email:

ATTN: Chaudhary Kushendra, General Manager of Business Development

(g)         Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, embargoes, actions by a government or any agency thereof, acts of God, storms, fires, accidents, sabotage, explosions or other similar or different contingencies, the damage or harm resulting from any or all of which, in each case, shall be beyond the reasonable control of the Party invoking this Section 11(g) and not attributable to the negligence or willful misconduct of the Party invoking this Section 11(g).

(h)         Disclosure of the Agreement and Use of Name. The Parties acknowledge that Vistagen may be required to disclose this Agreement pursuant to applicable rules and regulations of the U.S. Securities and Exchange Commission or the Nasdaq Capital Market, or both. Either Party may announce the existence of this Agreement, use the name of the other Party for such purpose and for regulatory compliance purposes, and as otherwise may be required by law.

(i)         Severability. If any provision of this Agreement becomes or is declared by the SIAC or by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as this Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on its Effective Date. If, after considering said voided provision(s), the Parties are unable to realize the practical economic benefit contemplated on the Effective Date, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the Parties on the Effective Date.

(j)         Complete Agreement. This Agreement will constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements or discussions respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

(k)         Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement and are included merely for the convenience of reference only and shall not affect its meaning or interpretation.

(l)         Counterparts and Signatures. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both shall be deemed one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, by DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

(m)         Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Vistagen, Fuji Pharma, and their successors and permitted assigns.

(n)         Advice of Counsel and Expenses. Vistagen and Fuji Pharma have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly. Except as may otherwise expressly be provided in this Agreement, each Party shall pay the fees and expenses of its respective attorneys and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, and delivery of this Agreement.

(o)         Intellectual Property Matters. During the Exclusive Negotiation Period, Vistagen will use its best commercial efforts to preserve, protect and enhance patents and any other intellectual property rights that are relevant to the Commercialization Agreement.

(p)         Further Assurance. Each Party shall perform all further acts and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to give effect to this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Vistagen Therapeutics, Inc. By: /s/ Shawn K. Singh Name: Shawn K. Singh, J.D. Title: Chief Executive Officer Fuji Pharma Co., Ltd. By: /s/ Takayuki Iwai Name: Takayuki Iwai Title: President and CEO